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Ryan Hymel, EVP and Chief Financial Officer
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Playa Hotels & Resorts N.V. Reports Third Quarter 2019 Results

Fairfax, VA, November 6, 2019 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and nine months ended September 30, 2019.

Three Months Ended September 30, 2019 Results

▪	Net Loss was $30.5 million compared to a Net Loss of $5.4 million in 2018

▪	Adjusted Net Loss was $30.2 million compared to $9.8 million in 2018

▪	Net Package RevPAR decreased 3.2% over 2018 to $169.58, driven by a 370 basis point decrease in Occupancy and partially offset by a 1.4% increase in Net Package ADR

▪	Comparable Net Package RevPAR decreased 2.7% versus 2018 to $174.28, driven by a 0.7% decrease in Net Package ADR, and a 160 basis point decrease in Occupancy

▪	Owned Resort EBITDA decreased 26.5% versus 2018 to $25.9 million

▪	Owned Resort EBITDA Margin decreased 5.1 percentage points versus 2018 to 20.5%

▪	Adjusted EBITDA decreased 39.2% versus 2018 to $15.8 million

▪	Adjusted EBITDA Margin decreased 6.4 percentage points versus 2018 to 12.5%

Nine Months Ended September 30, 2019 Results

▪	Net Income was $13.6 million compared to $33.2 million in 2018

▪	Adjusted Net Income was $17.9 million compared to $38.7 million in 2018

▪	Net Package RevPAR decreased 3.2% versus 2018 to $207.22, driven by a 470 basis point decrease in Occupancy, and partially offset by a 2.6% increase in Net Package ADR

▪	Comparable Net Package RevPAR decreased 2.2% versus 2018 to $219.09, driven by a 300 basis point decrease in Occupancy, and partially offset by a 1.5% increase in Net Package ADR

▪	Owned Resort EBITDA decreased 6.0% versus 2018 to $157.6 million

▪	Owned Resort EBITDA Margin decreased 3.5 percentage points versus 2018 to 33.6%

▪	Adjusted EBITDA decreased 7.9% versus 2018 to $130.7 million

▪	Adjusted EBITDA Margin decreased 3.6 percentage points versus 2018 to 27.8%

“The fundamental actions we have taken in areas within our control are continuing to bear fruit as evidenced by the ongoing strength in Jamaica, robust Group performance in the Pacific Coast and stabilizing trends in the Yucatán. Strategic imperatives are also gathering momentum as demonstrated by our accelerating capital return to shareholders and increasing direct customer sourcing.
Unfortunately, the lack of a clear resolution as to the cause of the Dominican Republic incidents has continued to weigh on consumer perception for the market as a whole, resulting in the recovery for the broader slowing in late September.
That being said, the relative out-performance of our branded properties, enhanced selling ability post project completion, an increased focus on tangible operational efficiencies and recent positive commentary ruling out a key concern as it pertains to the Dominican Republic incidents, give us a sense of optimism as we move into a pivotal year for Playa.”
– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following table sets forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and nine months ended September 30, 2019 and 2018 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Occupancy	75.5%	79.2%	(3.7	)pts	78.5%	83.2%	(4.7	)pts
Net Package ADR	$224.60	$221.40	1.4%		$263.99	$257.25	2.6%
Net Package RevPAR	$169.58	$175.27	(3.2)%		$207.22	$214.10	(3.2)%
Total Net Revenue (1)	$126,157	$137,681	(8.4)%		$470,552	$452,586	4.0%
Owned Net Revenue (2)	$126,060	$137,529	(8.3)%		$468,954	$451,740	3.8%
Owned Resort EBITDA (3)	$25,873	$35,202	(26.5	) %	$157,624	$167,736	(6.0)%
Owned Resort EBITDA Margin	20.5%	25.6%	(5.1	)pts	33.6%	37.1%	(3.5	)pts
Other corporate	$10,126	$9,322	8.6%		$28,519	$26,331	8.3%
Management Fee Revenue	$83	$152	(45.4)%		$1,568	$503	211.7%
Adjusted EBITDA (4)	$15,830	$26,032	(39.2	) %	$130,673	$141,908	(7.9)%
Adjusted EBITDA Margin	12.5%	18.9%	(6.4	)pts	27.8%	31.4%	(3.6	)pts
Comparable Portfolio (5)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Occupancy	77.0%	78.6%	(1.6	)pts	80.3%	83.3%	(3.0	)pts
Net Package ADR	$226.38	$227.88	(0.7)%		$272.80	$268.86	1.5%
Net Package RevPAR	$174.28	$179.05	(2.7)%		$219.09	$223.93	(2.2)%
Total Net Revenue (1)	$115,075	$116,437	(1.2)%		$340,775	$345,795	(1.5)%
Owned Net Revenue (2)	$114,978	$116,285	(1.1)%		$339,177	$344,949	(1.7)%
Owned Resort EBITDA (3)	$27,519	$28,628	(3.9	) %	$122,705	$127,880	(4.0)%
Owned Resort EBITDA Margin	23.9%	24.6%	(0.7	)pts	36.2%	37.1%	(0.9	)pts
Other corporate	$10,126	$9,322	8.6%		$28,519	$26,331	8.3%
Management Fee Revenue	$83	$152	(45.4)%		$1,568	$503	211.7%
Adjusted EBITDA (4)	$17,476	$19,458	(10.2	) %	$95,754	$102,052	(6.2)%
Adjusted EBITDA Margin	15.2%	16.7%	(1.5	)pts	28.1%	29.5%	(1.4	)pts

(1)
Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.

(2)	Owned Net Revenue excludes Management Fee Revenue, Jamaica delayed opening accrual reversal and MICE (meetings, incentives, conventions and events) revenue.

(3)
A description of how we compute Owned Resort EBITDA and a reconciliation of net income to Owned Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(4)
A description of how we compute Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(5)
For the three months ended September 30, 2019, the comparable portfolio excludes the following non-comparable resorts: Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva and Hyatt Zilara Cap Cana. For the nine months ended September 30, 2019 the comparable portfolio excludes the following non-comparable resorts: Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva and Hyatt Zilara Cap Cana.

Balance Sheet

As of September 30, 2019, the Company held $28.2 million in cash and cash equivalents. Total interest-bearing debt was $989.0 million, comprised entirely of our term loan secured debt due 2024. Effective March 29, 2018, we entered into two interest rate swaps to fix LIBOR at 2.85% on $800.0 million of our variable rate Term Loan. As of September 30, 2019, there were no amounts outstanding on the Company’s $100.0 million Revolving Credit Facility.
We have spent $246.6 million on the development of our new 750-room Hyatt Ziva and Hyatt Zilara Cap Cana, inclusive of land costs. Adjusting for this construction-in-progress spending, our net leverage stood at 4.3x as of September 30, 2019.
For the remainder of 2019, we anticipate spending an additional amount of approximately $27.5 million in capital expenditures, which breaks out as follows: approximately $10.0 million to complete the Hilton conversions at Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, approximately $12.5 million to finish the construction of Hyatt Ziva and Hyatt Zilara Cap Cana, and approximately $5.0 million in maintenance capital expenditures. All development and rebranding projects currently remain on-time and on-budget with anticipated openings in the fourth quarter of 2019.

On December 17, 2018, we announced that our Board of Directors authorized the repurchase of up to $100.0 million of our outstanding ordinary shares as market conditions and the Company’s liquidity warrant. During the third quarter of 2019, we purchased 846,418 of our ordinary shares at an average price of $7.54 per share. From October 1, 2019 through October 31, 2019 we purchased an additional 139,649 of our ordinary shares at an average price of $7.74 per share. As of October 31, 2019, we have purchased a total of 1,536,074 shares and there was approximately $88.3 million remaining under our share repurchase authorization.

Guidance

Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company expects Adjusted EBITDA for the full year 2019 to be as follows:

	Low End	High End
Adjusted EBITDA	$150.0 million	$153.0 million

Our 2019 outlook is predicated on the following assumptions:

•	Comparable revenue growth: low single digit decline;

•
The change to our full year Adjusted EBITDA forecast primarily reflects the change in our outlook for the Dominican Republic, and the write-off of receivables associated with the bankruptcy of Thomas Cook;

•	$25 - $30 million of forgone EBITDA owing to the rebranding and renovations at the Hilton La Romana All-Inclusive Resort and the Hilton Playa del Carmen All-Inclusive Resort;

•	$1 - $2 million in incremental property-level environmental taxes and minimum wage related increases;

•	A full year contribution from the Sagicor portfolio, which we acquired in June of 2018; and

•	Potential future acquisitions, dispositions, or management agreement changes are explicitly excluded from our outlook.

The Company is unable to provide a reconciliation of our 2019 Adjusted EBITDA outlook to our anticipated 2019 U.S. GAAP net income as we are unable to reasonably estimate the impact of our income tax provision, which could be significantly impacted by several factors including future fluctuations in foreign currencies.

Earnings Call

The Company will host a conference call to discuss its third quarter results on Thursday, November 7, 2019 at 9:00 a.m. (Eastern Standard Time). The conference call can be accessed by dialing (833) 683-7154 for domestic participants and (409) 983-9744 for international participants. The conference ID number is 9535127. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, November 7, 2019. This replay will run through Thursday, November 14, 2019. The access number for a taped replay of the conference call is (855) 859-2056 or (404) 537-3406 using the same conference ID number. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 23 resorts (8,690 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Panama Jack Resorts Cancún, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Dunn’s River Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa, Jewel Runaway Bay Beach & Golf Resort and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages Hyatt Ziva Cap Cana, Hyatt Zilara Cap Cana, the Hilton La Romana All-Inclusive Family Resort and the Hilton La Romana All-Inclusive Adult Resort. Playa also owns four resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana in the Dominican Republic.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 28, 2019, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” represents all other revenues earned from the operations of our resorts, other than Net Package Revenue, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue includes revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package. Revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

“Owned Net Revenue” represents Net Package Revenue and Net Non-package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.

“Management Fee Revenue” is derived from fees earned for managing hotels owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of revenue, and an incentive fee, which is computed as a percentage of profitability. Management Fee Revenue had a minor contribution to our operating results for the three and nine months ended September 30, 2019 and 2018, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future as we enter into more management contracts.

“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue and Management Fee Revenue. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost Reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating (loss) income or net (loss) income.
The following table shows a reconciliation of Net Package Revenue, Net Non-package Revenue and Management Fee Revenue to total revenue for the three and nine months ended September 30, 2019 and 2018 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Package Revenue
Comparable Net Package Revenue	$97,838	$100,465	$290,844	$297,169
Non-comparable Net Package Revenue	9,116	18,345	110,793	93,196
Net Package Revenue	106,954	118,810	401,637	390,365

Net Non-package Revenue
Comparable Net Non-package Revenue	17,154	15,820	48,363	48,123
Non-comparable Net Non-package Revenue	1,966	2,899	18,984	13,595
Net Non-package Revenue	19,120	18,719	67,347	61,718

Management Fee Revenue
Comparable Management Fee Revenue	83	152	1,568	503
Non-comparable Management Fee Revenue	—	—	—	—
Management Fee Revenue	83	152	1,568	503

Total Net Revenue
Comparable Total Net Revenue	115,075	116,437	340,775	345,795
Non-comparable Total Net Revenue	11,082	21,244	129,777	106,791
Total Net Revenue	126,157	137,681	470,552	452,586
Compulsory tips	5,082	4,904	16,969	12,296
Cost Reimbursements	1,586	227	5,123	349
Total revenue	$132,825	$142,812	$492,644	$465,231

EBITDA, Adjusted EBITDA, Owned Resort EBITDA, Owned Resort EBITDA Margin and Adjusted EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense

•	Pre-opening expense

•	Transaction expenses

•	Severance expense

•	Other tax expense

•	Gain on property damage insurance proceeds

•	Share-based compensation

•	Loss on extinguishment of debt

•
Other items which may include, but are not limited to the following: management contract termination fees; gains or losses from legal settlements; repairs from hurricanes and tropical storms; impairment losses and Jamaica delayed opening accrual reversals.

We include the non-service cost components of net periodic pension cost recorded within other expense in the Condensed Consolidated Statements of Operations in calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
Adjusted Net (Loss) Income
“Adjusted Net (Loss) Income” represents net income or loss attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.
Non-U.S. GAAP Measures
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results, by removing from net income the impact of items that do not reflect our normalized operations.
Any of our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented. A reconciliation of net income as computed under U.S. GAAP to Adjusted Net (Loss) Income is presented below.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable resorts for the three months ended September 30, 2019 exclude the following: Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which are currently under renovation, Jewel Grande Montego Bay Resort & Spa, which was under renovation in 2018, and Hyatt Ziva and Hyatt Zilara Cap Cana, a ground-up development open during November 2019.

Our comparable resorts for the nine months ended September 30, 2019 exclude the following: Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which are currently under renovation, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa and Jewel Grande Montego Bay Resort & Spa, which were acquired on June 1, 2018, and Hyatt Ziva and Hyatt Zilara Cap Cana, a ground-up development open during November 2019.

A reconciliation of net income as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, Comparable Management Fee Revenue and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net (loss) income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income	$(30,461)	$(5,422)	$13,567	$33,216
Interest expense	9,936	7,637	34,796	35,151
Income tax provision (benefit)	1,530	379	(10,025)	6,606
Depreciation and amortization (a)	29,417	20,138	77,636	51,709
EBITDA	10,422	22,732	115,974	126,682
Other expense (b)	2,537	390	2,775	1,836
Share-based compensation	1,850	1,182	6,612	5,072
Pre-opening expenses	257	87	548	87
Transaction expense (c)	1,253	1,447	4,493	7,678
Severance expense (d)	6	333	139	333
Other tax (benefit) expense (e)	(318)	399	484	1,257
Jamaica delayed opening accrual reversal (f)	—	—	—	(342)
Gain on property damage insurance proceeds	—	(203)	—	(203)
Non-service cost components of net periodic pension cost (g)	(177)	(335)	(352)	(492)
Adjusted EBITDA	15,830	26,032	130,673	141,908
Other corporate	10,126	9,322	28,519	26,331
Management fee income	(83)	(152)	(1,568)	(503)
Owned Resort EBITDA	25,873	35,202	157,624	167,736
Less: Non-comparable Owned Resort EBITDA (h)	(1,646)	6,574	34,919	39,856
Comparable Owned Resort EBITDA	$27,519	$28,628	$122,705	$127,880

(a)
The increases in depreciation and amortization expense for the three and nine months ended September 30, 2019 were a result of renovations at the Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which included accelerated depreciation on asset disposals.

(b)	Represents changes in foreign exchange and other miscellaneous expenses or income.

(c)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including our business combination with Sagicor in 2018; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(d)	Represents expenses incurred for employee terminations.

(e)
Relates primarily to a Dominican Republic asset/revenue tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax provision we eliminate from our calculation of EBITDA. Other Tax Benefit in the third quarter of 2019 is related to an asset tax exemption received within the quarter, which resulted in a reversal of the previously recorded expense.

(f)
Represents a reversal on an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed opening of Hyatt Ziva and Hyatt Zilara Rose Hall. This reversal concluded in the first quarter of 2018.

(g)
Represents the non-service cost components of net periodic pension cost recorded within other expense in the Condensed Consolidated Statements of Operations. We include these costs for the purposes of calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.

(h)
Non-comparable Owned Resort EBITDA for the three months ended September 30, 2019 includes the Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva and Hyatt Zilara Cap Cana. Non-comparable Owned Resort EBITDA for the nine months ended September 30, 2019 includes the Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, Hilton Rose Hall Resort & Spa, Jewel Runaway Bay Beach & Golf Resort, Jewel Dunn’s River Beach Resort & Spa, Jewel Paradise Cove Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Hyatt Ziva and Hyatt Zilara Cap Cana.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net (loss) income to Adjusted Net (Loss) Income for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income	$(30,461)	$(5,422)	$13,567	$33,216
Reconciling items
Transaction expense (a)	1,253	1,447	4,493	7,678
Change in fair value of interest rate swaps (b)	—	(5,545)	2,001	(1,858)
Amortization of interest rate swaps (c)	(912)	—	(1,814)	—
Gain on property damage insurance proceeds (d)	—	(203)	—	(203)
Total reconciling items before tax	341	(4,301)	4,680	5,617
Income tax provision for reconciling items	(121)	(31)	(346)	(89)
Total reconciling items after tax	220	(4,332)	4,334	5,528
Adjusted net (loss) income	$(30,241)	$(9,754)	$17,901	$38,744
The following table presents the impact of Adjusted Net (Loss) Income on our diluted earnings or losses per share for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted net (loss) income	$(30,241)	$(9,754)	$17,901	$38,744

(Losses) earnings per share - Diluted	$(0.23)	$(0.04)	$0.10	$0.28
Total reconciling items impact per diluted share	—	(0.03)	0.03	0.05
Adjusted (losses) earnings per share - Diluted	$(0.23)	$(0.07)	$0.13	$0.33

(a)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including our business combination with Sagicor in 2018; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(b)
Represents the change in fair value, excluding interest paid and accrued, of our interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations prior to our adoption of hedge accounting on March 20, 2019.

(c)
Represents the non-cash amortization of the change in fair value of our interest rate swaps recorded in interest expense prior to our adoption of hedge accounting on March 20, 2019, which results in the reclassification from interest expense in our Condensed Consolidated Statements of Operations to other comprehensive (loss) income in our Condensed Consolidated Statements of Comprehensive (Loss) Income.

(d)	Represents a portion of the insurance proceeds related to property insurance and not business interruption proceeds.

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of September 30,	As of December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$28,165	$116,353
Trade and other receivables, net	45,391	64,770
Accounts receivable from related parties	3,715	6,430
Inventories	15,073	15,390
Prepayments and other assets	44,397	32,617
Property and equipment, net	1,899,190	1,808,412
Goodwill	84,507	83,656
Other intangible assets	7,826	6,103
Deferred tax assets	15,931	1,427
Total assets	$2,144,195	$2,135,158
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$155,449	$159,600
Payables to related parties	7,868	4,320
Income tax payable	321	1,899
Debt	982,838	989,387
Derivative financial instruments	37,905	12,476
Other liabilities	29,861	21,602
Deferred tax liabilities	105,652	106,033
Total liabilities	$1,319,894	$1,295,317
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 130,894,830 shares issued and 129,491,038 shares outstanding as of September 30, 2019, and 130,494,734 shares issued and 130,440,126 shares outstanding as of December 31, 2018)	14,206	14,161
Treasury shares (at cost, 1,403,792 shares as of September 30, 2019 and 54,608 shares as of December 31, 2018)	(10,701)	(394)
Paid-in capital	998,864	992,297
Accumulated other comprehensive loss	(29,070)	(3,658)
Accumulated deficit	(148,998)	(162,565)
Total shareholders' equity	824,301	839,841
Total liabilities and shareholders' equity	$2,144,195	$2,135,158

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Package	$111,091	$123,633	$416,978	$402,627
Non-package	20,065	18,800	68,975	61,752
Management fees	83	152	1,568	503
Cost reimbursements	1,586	227	5,123	349
Total revenue	132,825	142,812	492,644	465,231
Direct and selling, general and administrative expenses
Direct	87,252	91,573	273,577	250,742
Selling, general and administrative	30,771	28,489	94,647	87,742
Pre-opening	257	87	548	87
Depreciation and amortization	29,417	20,138	77,636	51,709
Reimbursed costs	1,586	227	5,123	349
Gain on insurance proceeds	—	(686)	—	(2,207)
Direct and selling, general and administrative expenses	149,283	139,828	451,531	388,422
Operating (loss) income	(16,458)	2,984	41,113	76,809
Interest expense	(9,936)	(7,637)	(34,796)	(35,151)
Other expense	(2,537)	(390)	(2,775)	(1,836)
Net (loss) income before tax	(28,931)	(5,043)	3,542	39,822
Income tax (provision) benefit	(1,530)	(379)	10,025	(6,606)
Net (loss) income	$(30,461)	$(5,422)	$13,567	$33,216

Earnings per share
(Losses) earnings per share - Basic	$(0.23)	$(0.04)	$0.10	$0.28
(Losses) earnings per share - Diluted	$(0.23)	$(0.04)	$0.10	$0.28
Weighted average number of shares outstanding during the period - Basic	129,841,264	130,478,993	130,265,112	119,344,659
Weighted average number of shares outstanding during the period - Diluted	129,841,264	130,478,993	130,601,247	119,647,364

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of September 30, 2019
($ in millions)

	Maturity			Applicable Rate	LTM Interest (4)
Debt	Date	# of Years	Balance
Revolving credit facility (1)	Apr-22	2.6	$—	0.5%	0.5
Term loan (2)	Apr-24	4.6	989.0	5.4%	55.7
Total debt			$989.0	5.4%	56.2
Less: cash and cash equivalents (3)			28.2
Net debt (face)			$960.8
Less: Cap Cana spending to date			246.6
Adjusted net debt			$714.2

(1)
As of September 30, 2019, the total borrowing capacity under our revolving credit facility was $100.0 million. The interest rate on outstanding balances of our revolving credit facility is L+300 bps with no LIBOR floor. As of September 30, 2019, the commitment fee on undrawn balances of our revolving credit facility was 0.5%.

(2)
The interest rate on our term loan is L+275 bps with a LIBOR floor of 1%. The interest rate was 4.79% as of September 30, 2019, which includes the LIBOR rate that was locked in on September 27, 2019 for the 1-month period of September 30, 2019 to October 30, 2019. Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate.

(3)	Based on cash balances on hand as of September 30, 2019.

(4)
Represents last twelve months interest expense and commitment fee. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps before we elected hedge accounting is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended September 30, 2019 and 2018

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,722	85.3%	84.4%	0.9	pts	$225.21	$239.94	(6.1)%	$192.00	$202.62	(5.2)%	$50,996	$57,087	(10.7)%	$13,777	$18,484	(25.5)%	27.0%	32.4%	(5.4	)pts
Pacific Coast	926	76.1%	72.5%	3.6	pts	$236.24	$227.42	3.9%	$179.66	$164.86	9.0%	17,404	16,211	7.4%	4,495	2,869	56.7%	25.8%	17.7%	8.1	pts
Dominican Republic	1,890	54.9%	79.6%	(24.7	)pts	$156.30	$165.90	(5.8)%	$85.85	$132.10	(35.0)%	14,585	27,580	(47.1)%	(1,201)	7,161	(116.8)%	(8.2)%	26.0%	(34.2	)pts
Jamaica	1,946	78.3%	74.3%	4.0	pts	$254.72	$247.82	2.8%	$199.40	$184.18	8.3%	43,075	36,651	17.5%	8,802	6,688	31.6%	20.4%	18.2%	2.2	pts
Total Portfolio	7,484	75.5%	79.2%	(3.7	)pts	$224.60	$221.40	1.4%	$169.58	$175.27	(3.2)%	$126,060	$137,529	(8.3)%	$25,873	$35,202	(26.5)%	20.5%	25.6%	(5.1	)pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,198	85.2%	84.4%	0.8	pts	$227.14	$242.41	(6.3)%	$193.56	$204.56	(5.4)%	$44,825	$46,665	(3.9)%	$13,423	$14,814	(9.4)%	29.9%	31.7%	(1.8	)pts
Pacific Coast	926	76.1%	72.5%	3.6	pts	$236.24	$227.42	3.9%	$179.66	$164.86	9.0%	17,404	16,211	7.4%	4,495	2,869	56.7%	25.8%	17.7%	8.1	pts
Dominican Republic	1,120	59.6%	79.3%	(19.7	)pts	$153.45	$166.89	(8.1)%	$91.53	$132.27	(30.8)%	11,933	16,758	(28.8)%	811	4,257	(80.9)%	6.8%	25.4%	(18.6	)pts
Jamaica	1,858	78.2%	74.3%	3.9	pts	$254.16	$247.82	2.6%	$198.67	$184.18	7.9%	40,816	36,651	11.4%	8,790	6,688	31.4%	21.5%	18.2%	3.3	pts
Total Comparable Portfolio	6,102	77.0%	78.6%	(1.6	)pts	$226.38	$227.88	(0.7)%	$174.28	$179.05	(2.7)%	$114,978	$116,285	(1.1)%	$27,519	$28,628	(3.9)%	23.9%	24.6%	(0.7	)pts
Highlights

Yucatán Peninsula

▪
Comparable Net Package RevPAR decreased 5.4% over the same period in the prior year, driven by a decrease in Net Package ADR of 6.3% and partially offset by an increase in Occupancy of 80 basis points.

▪	Comparable Owned Resort EBITDA decreased $1.4 million or 9.4% over the prior year.

▪	Excluding Hyatt Ziva Cancún, Comparable Owned Resort EBITDA at all other properties decreased $2.0 million compared to the three months ended September 30, 2018.

Pacific Coast

▪	Comparable Net Package RevPAR increased 9.0% over the same period in the prior year, driven by an increase in Occupancy of 360 basis points and an increase in Net Package ADR of 3.9%.

▪	Comparable Owned Resort EBITDA increased $1.6 million or 56.7% over the prior year.

▪	This increase was due to increased Comparable Owned Net Revenue, as well as a continued focus on controlling operating expenses by both properties within this segment.

Dominican Republic

▪	Comparable Net Package RevPAR decreased 30.8% over the same period in prior year, driven by a decrease in Occupancy of 1,970 basis points and a decrease in Net Package ADR of 8.1%.

▪	Comparable Owned Resort EBITDA decreased $3.4 million, or 80.9%, over the prior year.

▪
This decrease was a direct impact of the decrease in Comparable Net Package RevPAR discussed above. The negative press regarding the Dominican Republic, and corresponding near-term business disruption, had a negative impact on third quarter results in this segment.

Jamaica

▪	Comparable Net Package RevPAR increased 7.9% over the same period in prior year, driven by an increase in Net Package ADR of 2.6% and an increase in Occupancy of 390 basis points.

▪	Comparable Owned Resort EBITDA increased $2.1 million, or 31.4%, over the prior year.

▪
This increase was due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall which accounted for a $1.8 million increase compared to three months ended September 30, 2018. This property continues to show positive results after the completion of renovations in 2017 combined with improvements in cost control and expansion of direct sales channels.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Nine Months Ended September 30, 2019 and 2018

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,722	84.9%	87.0%	(2.1	)pts	$261.93	$276.11	(5.1)%	$222.42	$240.17	(7.4)%	$180,981	$200,025	(9.5)%	$67,087	$83,814	(20.0)%	37.1%	41.9%	(4.8	)pts
Pacific Coast	926	76.2%	76.7%	(0.5	)pts	$292.73	$282.56	3.6%	$222.92	$216.77	2.8%	65,061	65,081	—%	25,451	23,327	9.1%	39.1%	35.8%	3.3	pts
Dominican Republic	1,890	66.9%	84.8%	(17.9	)pts	$196.91	$193.11	2.0%	$131.77	$163.72	(19.5)%	70,226	99,493	(29.4)%	17,305	35,174	(50.8)%	24.6%	35.4%	(10.8	)pts
Jamaica	1,946	80.6%	77.2%	3.4	pts	$300.38	$301.13	(0.2)%	$242.26	$232.44	4.2%	152,686	87,141	75.2%	47,781	25,421	88.0%	31.3%	29.2%	2.1	pts
Total Portfolio	7,484	78.5%	83.2%	(4.7	)pts	$263.99	$257.25	2.6%	$207.22	$214.10	(3.2)%	$468,954	$451,740	3.8%	$157,624	$167,736	(6.0)%	33.6%	37.1%	(3.5	)pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2019	2018	Pts Change		2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change	2019	2018	Pts Change
Yucatán Peninsula	2,198	85.4%	87.4%	(2.0	)pts	$262.09	$273.11	(4.0)%	$223.78	$238.73	(6.3)%	$152,977	$161,410	(5.2)%	$57,695	$64,943	(11.2)%	37.7%	40.2%	(2.5	)pts
Pacific Coast	926	76.2%	76.7%	(0.5	)pts	$292.73	$282.56	3.6%	$222.92	$216.77	2.8%	65,061	65,081	—%	25,451	23,327	9.1%	39.1%	35.8%	3.3	pts
Dominican Republic	1,120	76.1%	85.0%	(8.9	)pts	$197.27	$194.71	1.3%	$150.12	$165.47	(9.3)%	55,449	60,536	(8.4)%	16,787	21,549	(22.1)%	30.3%	35.6%	(5.3	)pts
Jamaica	620	76.2%	75.5%	0.7	pts	$421.88	$381.51	10.6%	$321.36	$287.85	11.6%	65,690	57,922	13.4%	22,772	18,061	26.1%	34.7%	31.2%	3.5	pts
Total Comparable Portfolio	4,864	80.3%	83.3%	(3.0	)pts	$272.80	$268.86	1.5%	$219.09	$223.93	(2.2)%	$339,177	$344,949	(1.7)%	$122,705	$127,880	(4.0)%	36.2%	37.1%	(0.9	)pts
Highlights

Yucatán Peninsula

▪	Comparable Net Package RevPAR decreased 6.3% over the same period in prior year, driven by a decrease in Net Package ADR of 4.0% and a decrease in Occupancy of 200 basis points.

▪	Comparable Owned Resort EBITDA decreased $7.2 million or 11.2% over the prior year.

▪
Excluding Panama Jack Resorts Cancún, Comparable Owned Resort EBITDA at all other properties decreased $7.5 million compared to the nine months ended September 30, 2018. All properties within this segment have also been affected by increased insurance premiums and energy costs year over year which contributed to a $1.0 million decrease in Comparable Owned Resort EBITDA compared to the nine months ended September 30, 2018.

Pacific Coast

▪	Comparable Net Package RevPAR increased 2.8% over the same period in prior year, driven by an increase in Net Package ADR of 3.6% and partially offset by a decrease in Occupancy of 50 basis points.

▪	Comparable Owned Resort EBITDA increased $2.1 million or 9.1% over the prior year.

Dominican Republic

▪	Comparable Net Package RevPAR decreased 9.3% over the same period in prior year, driven by a decrease in Occupancy of 890 basis points and partially offset by an increase in Net Package ADR of 1.3%.

▪	Comparable Owned Resort EBITDA decreased $4.8 million, or 22.1%, over the prior year.

▪
This decrease was due to the performance of all properties in this segment, driven primarily by Dreams Punta Cana due to a non-recurring prior year gain from business interruption insurance proceeds of $1.5 million received during the nine months ended September 30, 2018. The negative press regarding the Dominican Republic, and corresponding near-term business disruption, had a negative impact on third quarter results in this segment.

Jamaica

▪	Comparable Net Package RevPAR increased 11.6% over the same period in prior year, driven by an increase in Net Package ADR of 10.6% and an increase in Occupancy of 70 basis points.

▪	Comparable Owned Resort EBITDA increased $4.7 million, or 26.1%, over the prior year.

▪
This increase was due to the performance of Hyatt Ziva and Hyatt Zilara Rose Hall, which accounted for the full $4.7 million increase in Comparable Owned Resort EBITDA compared to the nine months ended September 30, 2018. This property continues to show positive growth after the completion of renovations in 2017.

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